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                                                                   EXHIBIT 99.1


CONTACTS:
---------

(MEDIA):     TONY LENTINI          (713) 296-6227
             BILL MINTZ            (713) 296-7276

(INVESTOR):  ROBERT DYE            (713) 296-6662

(WEB SITE):  WWW.APACHECORP.COM

                                             FOR RELEASE AT 8 A.M. CENTRAL TIME
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                    APACHE TO EXPAND GAS MARKETING OPERATIONS

         Houston, June 24, 2003 - Apache Corporation (NYSE: APA) today announced that it will begin directly marketing its U.S. natural gas production, beginning with its July production. The company has marketed its international oil and gas production, Canadian gas and North American liquid hydrocarbons for some time.

         Apache's U.S. natural gas production has been marketed by Cincinnati-based Cinergy for the last five years. Apache and Cinergy have agreed to terminate that relationship and also dismissed the arbitration pending between them.

         "Five years ago, Apache was producing around 500 million cubic feet
(MMcf) of gas per day in the United States and Canada and our arrangement with Cinergy made sense," said G. Steven Farris, chief executive officer and president. "Today, with more than 1 billion cubic feet (Bcf) per day of gas production in North America and significant changes in the gas marketing arena, it is time for Apache to market its own gas."


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APACHE MARKETING OPERATIONS--ADD 1

         Including gas from other producers, Apache will market approximately
1.2 Bcf of gas per day in North America: approximately 830 million cubic feet
(MMcf) per day in the United States and about 420 MMcf per day in Canada.

         The company has established an oil and gas marketing department headed by Janine McArdle, a corporate vice president with an extensive energy marketing background. "We've put together a great team and we are eager to get started," McArdle said.

         "We want to get closer to our customers and provide them with the services they need," McArdle said. "In this new era of gas marketing, we believe more direct interaction between producers and consumers is good for both ends of the energy chain."

         Apache Corporation is a large oil and gas independent with core operations in the United States, Canada, Egypt, the United Kingdom North Sea, and Australia.


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